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                                                                    EXHIBIT 99.1

                            STOCKHOLDER AGREEMENT

     THIS STOCKHOLDER AGREEMENT (this "Agreement") is made as of June 3, 1998 between ITT CORPORATION, a Nevada corporation ("ITT"), and ITT EDUCATIONAL SERVICES, INC., a Delaware corporation (the "Company").

     WHEREAS, ITT is a wholly-owned subsidiary of Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation ("Starwood, Inc." and, together with Starwood Hotels & Resorts, a Maryland real estate investment trust, "Starwood");

     WHEREAS, ITT is currently the owner of 22,500,000, or approximately 83%, of the issued and outstanding shares of the common stock (the "Common Stock") of the Company;

     WHEREAS, ITT is offering and selling to the public by means of a Registration Statement (File No. 333-46267) first filed with the Securities and Exchange Commission ("SEC") on Form S-3 on February 13, 1998 (the "Registration Statement") shares of the Common Stock (the "Offering"); and

     WHEREAS, ITT (as the successor to ITT Industries, Inc., an Indiana corporation formerly a Delaware corporation known as ITT Corporation) and the Company are parties to (i) a Intercompany Agreement, dated as of December 19, 1994 (the "Intercompany Agreement"), (ii) an Employee Benefits and Administrative Services Agreement, dated as of December 19, 1994 (the "Benefits Agreement") and (iii) a Treasury Services and Credit Facilities Agreement, dated as of August 15, 1994 (the "Treasury Agreement");

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

     1. Certain Definitions.

     "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. Without limiting the generality of the foregoing, Starwood is an Affiliate of ITT as of the date hereof.

     "Designated Representatives" means each person designated by ITT pursuant to paragraphs 3(a) and 3(b) hereof. The parties agree that as of the date hereof the Designated Representatives are Tony Coehlo, Robin Josephs, Merrick
R. Kleeman and Barry S. Sternlicht.


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        "ITT Board Seats" means, at any time, the lesser of four or the number equal to the product of (a) the authorized number of directors on the Board and
(b) a fraction, the numerator of which is the aggregate number of shares of issued and outstanding shares of Common Stock held by the ITT Group (as defined in paragraph 3(c)) and the denominator of which is the aggregate number of issued and outstanding shares of Common Stock; provided, however, that if the product of such calculation does not equal a whole number, the result shall be rounded to the next highest whole number.

        "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

      2. Effectiveness of this Agreement. This Agreement shall take effect upon the closing (the "Closing Date") of the sale of shares of Common Stock offered by ITT pursuant to the Registration Statement.

      3. Nomination of Members of Board of Directors; Nominating Committee.

           (a) From and after the Closing Date, unless the prior written consent of ITT is obtained, the Company covenants and agrees that it shall take, or cause to be taken, all necessary or desirable actions, so that:

           (i) subject to paragraph 3(d) below, the authorized number of directors on the Company's board of directors (the "Board") shall not exceed 10 and the authorized number of classes of directors shall not exceed three;

           (ii) subject to paragraph 3(d) below, the authorized number of directors comprising the nominating committee, or any successor committee which may be performing similar functions (the "Nominating Committee"), of the Board shall not exceed four directors;

           (iii) subject to paragraph 3(d) below, prior to each annual meeting of the Company's stockholders, the Company shall cause to be nominated for, and recommend election to, the Board the number of persons designated by ITT equal to the ITT Board Seats minus the aggregate number of Designated Representatives (A) who are then serving on the Board and
      (B) whose terms are not expiring at such annual meeting of the Company's stockholders; and

           (iv) subject to paragraph 3(d) below, the Company shall cause two of the Designated Representatives who serve on the Board to be appointed to the Nominating Committee; provided, however, that at such time as the ITT Board Seats equal (a) two, the Company shall only be required to cause one of the Designated Representatives who serve on the Board to be appointed to the Nominating Committee, and (b) one, the Company shall



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     not be required to cause the Designated Representative who serves on the
     Board to be appointed to the Nominating Committee.

           (b) In the event that any of the Designated Representatives ceases to serve as a member of the Board during his or her term of office, the Company shall cause a person designated by ITT to fill the resulting vacancy on the Board; provided, that, if causing a person designated by ITT to fill the resulting vacancy on the Board would cause the number of Designated Representatives serving on the Board to exceed the ITT Board Seats, the Company shall have no obligation under this paragraph 3(b).

           (c) The rights of ITT under this paragraph 3 shall terminate at such time as ITT and its Affiliates (together with ITT, the "ITT Group") hold in the aggregate less than 7.5% of the issued and outstanding shares of the Common Stock; provided, however, that if the ITT Group sells, transfers, assigns, pledges or otherwise disposes of, in the aggregate, 10% or more of the issued and outstanding Common Stock to any one transferee (including any Affiliate of such transferee), ITT Group's rights under this paragraph 3 may be assigned, in whole but not in part, to any such transferee at the time of such transfer (the transferee of such rights and its Affiliates, the "Rights Transferee"). The extent of the rights of the Rights Transferee under this paragraph 3 shall be determined solely by the number of issued and outstanding shares of Common Stock received by the Rights Transferee from the ITT Group in such transfer. Subject to paragraph 3(d) below, in connection with the transfer of rights to the Rights Transferee, to the extent of the rights of the Rights Transferee, the Company shall cause the person(s) designated by the Rights Transferee to be appointed to the Board to fill any vacancy on the Board resulting from the resignation of any Designated Representative. The rights of the Rights Transferee under this paragraph 3 shall terminate at such time as the number of shares of Common Stock received by transfer from the ITT Group and held by the Rights Transferee constitutes in the aggregate less than 7.5% of the issued and outstanding Common Stock.

           (d) Notwithstanding anything to the contrary contained in this paragraph 3, the Company shall have no obligation to take, or cause to be taken, any action under paragraphs 3(a) or 3(b) hereof, if such action taken, or caused to be taken, would or reasonably could, in the written opinion of outside counsel to the Company, violate any of the Company's directors' fiduciary duties.

     4. No Transfer Restrictions.

           (a) The Company covenants and agrees that it will not, without the prior written consent of ITT, take, or cause to be taken, after the date hereof, any action that has the effect of subjecting the ITT Group, or any transferee (including any Affiliate of such transferee) from the ITT Group of 10% or more of the issued and outstanding Common Stock (a "Ten-Percent Transferee") to any anti-takeover provision of the General Corporation Law of the State of Delaware or of any other state, the Company's certificate of incorporation or by-laws or any stockholder rights or similar plan adopted by the Company to which the ITT Group is not currently subject, if such anti-





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takeover provision(s) would have the effect of significantly limiting or restricting the free transferability of the Common Stock owned by the ITT Group or any Ten-Percent Transferee or would significantly limit or restrict the right of the ITT Group or any Ten-Percent Transferee to vote the shares of Common Stock or would otherwise significantly adversely affect the value of the shares of Common Stock currently owned by the ITT Group or any such shares of Common Stock transferred to any Ten-Percent Transferee. In furtherance of the foregoing covenant, the Company agrees to make any available elections, to approve in advance any proposed transfers and to include provisions in any stockholder rights or similar plans so as not to adversely affect the free transferability or the voting rights of the Common Stock currently owned by the ITT Group or any such shares of Common Stock transferred to any Ten Percent Transferee or otherwise significantly adversely affect the value of the shares of Common Stock currently owned by the ITT Group or any such shares of Common Stock transferred to any Ten-Percent Transferee. The Company shall not take, or cause to be taken, any action which would have the effect, directly or indirectly, of subjecting the shares of Common Stock currently owned by the ITT Group or any such shares of Common Stock transferred to any Ten-Percent Transferee to any restriction, limitation or provision of law that the other holders of Common Stock are not subject.


           (b) The obligations of the Company under this paragraph 4 shall terminate at such time as the ITT Group holds in the aggregate less than 10% of the issued and outstanding shares of Common Stock.

     5. Regulatory Approvals.

           (a) If any sale, transfer, assignment, pledge or other disposition of shares by any member of the ITT Group would cause a change in ownership or control of the Company or any of its ITT Technical Institutes under any of the laws, regulations and/or standards of the U.S. Department of Education, the state education authorities that regulate the Company's ITT Technical
Institutes or the accrediting commissions that accredit the Company's ITT Technical Institutes (collectively, the "Regulators"), ITT shall give written notice to the Company of the date of such sale, transfer, assignment, pledge or other disposition (the "Transfer Date") at least 120 days prior to the proposed Transfer Date. Promptly upon receipt of such notice, the Company shall take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to obtain as promptly as practicable all the required prior approvals from such Regulators prior to the Transfer Date; provided, however, to the extent that any Regulator's approval is not obtained prior to the Transfer Date or is not required prior to the Transfer Date, the Company's obligation to obtain such Regulator's approval shall continue after the Transfer Date until such time as such Regulator's approval is obtained. No member of the ITT Group shall make such sale, transfer, assignment, pledge or other disposition until the Company receives all of the required prior approvals. ITT (as to itself and on behalf of the ITT Group) and the Company agree to cooperate to obtain the approval of the Regulators for such sale, transfer, assignment, pledge or other disposition.



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           (b) As a condition to any transfer by the ITT Group of rights under paragraph 3(c) hereof, the ITT Group shall require the Rights Transferee to agree to be bound by the obligations of the ITT Group under paragraph 5(a) hereof.

     6. Intercompany Agreements.

           (a) The parties confirm that the Intercompany Agreement has been terminated, except that (i) the obligations of the Company described in clause
(i) and (ii) of the last sentence of Section 3.3 of the Intercompany Agreement shall survive as set forth therein and (ii) the obligations of the parties under Section 4 of the Intercompany Agreement shall continue.

           (b) The parties confirm that the Benefits Agreement and the Treasury Agreement have been terminated.

     7. Indemnification.

        7.1. Offering Indemnification.

           (a) ITT hereby agrees to indemnify and hold harmless the Company and its officers, directors, employees, agents and representatives from and against any and all liabilities, claims, damages, losses or expenses, including, without limitation, any special, indirect, incidental or consequential damages (collectively, "Losses"), relating to, arising out of or due to any (i) untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, or any document incorporated by reference therein (collectively, the "Offering Documents") or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of ITT or any of its Affiliates (other than the Company and its subsidiaries, employees, agents and representatives) specifically for use in the Offering Documents.

           (b) The Company hereby agrees to indemnify and hold harmless ITT, its officers and directors, each Person who controls ITT and each of their respective directors and officers and all employees, agents and representatives of any of the foregoing from and against any and all Losses relating to, arising out of or due to any (i) untrue statement or alleged untrue statement of any material fact contained in the Offering Documents or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Offering Documents in reliance upon and in conformity with written information furnished to the Company by or on behalf of ITT or any of


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its Affiliates (other than the Company and its subsidiaries, employees, agents and representatives) specifically for use in the Offering Documents.

     7.2. Litigation Indemnification.

           (a) The Company hereby agrees to indemnify and hold harmless ITT and its officers, directors, stockholders, affiliates and employees, and agents and representatives of any of the foregoing from and against any and all Losses relating to, arising out of or due to any litigation, arbitration or other proceeding arising out of or related to the conduct of the business or operations of the Company and its subsidiaries (whether before or after the Closing Date), including, without limitation, the matters described in the Registration Statement under the caption "Business -- Legal Proceedings" and other proceedings in which Persons allege similar claims of misrepresentations and violations of law. Nothing in the foregoing sentence shall require the Company to reimburse ITT for any amount on account of any such Losses paid by ITT prior to the Closing Date.

           (b) ITT hereby agrees to indemnify and hold harmless the Company and its officers, directors, stockholders, affiliates and employees, and agents and representatives of any of the foregoing from and against any and all Losses relating to, arising out of or due to any litigation, arbitration or other proceeding arising out of or related to the conduct of the business or operations of ITT (whether before or after the Closing Date), excluding any Losses relating to, arising out of or due to any of the matters for which indemnification is provided pursuant to paragraph 7.2(a) with respect to the conduct of the business or operations of the Company and its subsidiaries. Nothing in the foregoing sentence shall require ITT to reimburse the Company for any amount on account of any such Losses paid by the Company prior to the Closing Date.

     7.3. Indemnification Procedure. Promptly after receipt by an indemnified party under this paragraph 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under paragraphs 7.1 or 7.2, notify the indemnifying party of the commencement thereof; provided, however, that any failure to give such notice will not waive any rights of the indemnified party except to the extent the rights of the indemnifying party were materially prejudiced. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not (except as described below) be liable to such indemnified party under this paragraph 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable out-of-pocket costs of investigation. The indemnified party will have the right to employ its counsel in any such action, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (a) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (b) the indemnified




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party has reasonably concluded that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (c) the indemnifying party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the indemnifying party or parties. All such fees and expenses and other fees and expenses reasonably incurred in connection with investigating or defending such action or other claim for which indemnification is sought under this paragraph 7 will be reimbursed promptly as they are incurred. An indemnifying party will not be liable for the fees and expenses of more than one separate counsel for all indemnified parties in connection with any proceeding or related proceedings in the same jurisdiction. If the indemnifying party shall elect to control the defense of any such action, it shall not settle any such action without the consent of the indemnified party, which consent may not be unreasonably withheld, and in all events may not be withheld if such indemnifying party agrees fully to indemnify such other party in connection therewith. If the indemnifying party shall not control the defense of any such action, the indemnified party shall be entitled to take whatever action it deems necessary or appropriate to resolve or settle such action, but in no event shall it have any obligation to defend any such action or to appeal any adverse finding or determination. ITT and the Company agree to cooperate with each other in the defense of any action for which indemnification is sought under this paragraph 7, including providing access to information, employees and records under paragraph 8 hereof.

     7.4. Effect on Underwriting Documents. Notwithstanding anything to the contrary herein contained or set forth in the underwriting agreement relating to the Offering:

           (a) the provisions of this paragraph 7 shall govern and control the indemnification arrangements, and any claims or Losses arising thereunder, between the Company and ITT with respect to liabilities arising under the Registration Statement or the other Offering Documents; and

           (b) the provisions of such underwriting agreement shall govern and control the indemnification arrangements, and any claims or Losses arising thereunder, between the Company and the underwriters.

     8. Access to Information.

        8.1. Access to Information.

           (a) From and after the date hereof, each of the Company and ITT shall afford to the other and its representatives, reasonable access and duplicating rights during normal business hours to all information within such party's possession relating to such other party's businesses, assets or liabilities, insofar as such access is reasonably required by such other party and is subject to additional confidentiality provisions as the disclosing party deems appropriate. Without



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limiting the generality of the foregoing, information may be requested under this paragraph 8.1 for audit, accounting, claims, ITT corporate policy compliance, litigation, regulatory and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations as such party may reasonably request. In the case of information provided under circumstances giving rise to a legally cognizable privilege from disclosure, neither the Company nor ITT shall waive such privilege without the consent of the other party.

           (b) Without limiting the generality of the foregoing paragraph, with respect to any period that any member of the ITT Group is required to account for its investment in the Company under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied), with reasonable promptness, but in no event later than 30 days after the end of each of the first three fiscal quarters in each fiscal year of the Company and 75 days after the end of each fiscal year, the Company shall deliver to ITT such financial and other information and data with respect to the Company and its business, properties, financial position, results of operations as ITT may from time to time reasonably request in connection with the preparation of consolidated financial statements or filings with the SEC by any member of the ITT Group.

           (c) If the Rights Transferee is required to account for its investment in the Company under the equity method of accounting (determined in accordance with generally accepted accounting principles consistently applied), any assignment of the ITT Group's rights to the Rights Transferee under paragraph 3(c) hereof shall also have the effect of assigning the ITT Group's rights under paragraph 8(b).

        8.2. Access to Employees. Each of the Company and ITT and their respective representatives shall use reasonable efforts to make available to the other, upon written request, its directors, officers, employees, agents and representatives as witnesses to the extent that any such person may reasonably be required (giving consideration to business demands of such persons) in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

        8.3. Retention of Records. Except as otherwise required by law or agreed in writing, each of the Company and ITT shall use reasonable efforts to accommodate the other with respect to retention and provision of copies of any significant information in such party's possession or under its control relating to the business, assets or liabilities of the other party.

     9. Insurance Matters.

        9.1. Policies and Rights Transfer. Subject, in each case, to the terms of such Policies (as defined below) and any limitations or obligations of the Company contemplated by this paragraph 9 or Schedule 9.1(a), ITT hereby agrees that the Company will access, as a named or named additional insured party, under each of the insurance policies (the "Policies") set forth on Schedule 9.1(a) hereto and all predecessor policies thereto, specifically including rights of indemnity



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and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been during the period from December 20, 1995 through the Closing Date unless otherwise indicated on the schedule in or in connection with the conduct of the business of the Company (the "Educational Business") or, to the extent any claim is made against the Company or any of its subsidiaries, the conduct of the business of ITT, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Policies, or any of them, to the Company.

        9.2. Claims. If, subsequent to the date hereof, any Person shall assert a claim against the Company or any of its subsidiaries (including, without limitation, where the Company or any of its subsidiaries is a joint defendant with other Persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred during the period from December 20, 1995 through the Closing Date in or in connection with the conduct of the Educational Business or, to the extent any claim is made against the Company or any of its subsidiaries (including, without limitation, where the Company or any of its subsidiaries is a joint defendant with other Persons) the conduct of the business of ITT, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Policies, ITT shall, at the time such claim is asserted, to the extent any such Policy may require that insurance proceeds thereunder be collected directly by the party against whom the insured claim is asserted, be deemed to designate, without need of further documentation, the Company as the agent and attorney-in-fact to assert and to collect any related insurance proceeds under such Policy, and shall further be deemed to assign, without need of further documentation, to the Company any and all rights of an insured party under such Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer and the right to any applicable insurance proceeds thereunder; provided, however, that nothing in this paragraph 9.2 shall be deemed to constitute (or to reflect) an assignment of the Policies, or any of them, to the Company; provided further, however, that, with respect to those Policies set forth on
Schedule 9.1(a) hereto for which the Company has payment obligations as reflected on such Schedule, the Company and its subsidiaries shall only have the rights as reflected on such Schedule, the Company and its subsidiaries shall only have the rights set forth under this paragraph 9.2 with respect to such Policies if such payment obligations have been satisfied by the Company at the relevant time as contemplated by Schedule 9.1(a).

        9.3. Administration: Other Matters.

           (a) Administration. Except as otherwise provided in paragraph 9.2 hereof, from and after the date hereof, ITT shall be responsible for (i) insurance administration of the Policies and (ii) claims administration under such Policies with respect to all liabilities; provided that the retention of such responsibilities by ITT is in no way intended to limit, inhibit or preclude any right to insurance coverage for any insured claim of a named insured under such Policies as contemplated by the terms of this Agreement; and provided further that ITT's retention of the administrative




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responsibilities for the Policies shall not relieve the party submitting any insured claim of the primary responsibility for reporting such insured claim accurately, completely and in a timely manner (it being understood that the Company shall report insured claims to the relevant carrier through ITT) or of such party's authority to settle (within the periods specified in Schedule 9.1(a) in the cases of the Policies numbered 1,3 and 4 on Schedule 9.1(a)) any such insured claim. ITT may discharge its administrative responsibilities under this paragraph 9.3 by contracting for the provision of services by independent parties. Except as contemplated by Schedule 9.1(a) hereto or this Agreement, each of the parties, hereto shall administer and pay any costs relating to defending its respective insured claims under the Policies to the extent such defense costs are not covered under such Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective insured claims under Policies. The disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of ITT relating to claims administration and insurance administration contemplated by this paragraph 9.3(a) shall be the responsibility of the Company.

           (b) Access to Specified Policies. Where liabilities are specifically covered under the Policies set forth on Schedule 9.1(a) hereto numbered 18 and 19 for periods on or before the Closing Date or under any such Policy covering claims made after the Closing Date with respect to an occurrence during the period commencing December 20, 1995 through the Closing Date, then after the Closing Date the Company may claim coverage for insured claims under such Policy as and to the extent that such insurance is available up to the full extent of the applicable limits of liability of such Policy (and may receive any insurance proceeds with respect thereto and contemplated by paragraph 9.2 or paragraph 9.3(d) hereof).

           (c) Liability Limitation. Except as specifically contemplated by lettered items under Schedule 9.1(a) or as specifically provided in this Agreement, the Company and ITT shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of the Company or ITT, as the case may be, including, without limitation, coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Policy limitations or restrictions, any coverage disputes or any defect in such claim or its processing.

           (d) Allocation of Insurance Proceeds. Except as otherwise provided in paragraph 9.2, insurance proceeds received with respect to claims, costs and expenses under the Policies shall be paid to ITT in trust, and ITT shall thereafter administer the Policies by paying the insurance proceeds, as appropriate, to the Company in accordance with this paragraph 9 within five (5) business days. Payment of the allocable portions of indemnity costs of insurance proceeds resulting from such Policies will be made by ITT to the appropriate party upon receipt from the insurance carrier within five business days. In the event that the aggregate limits on any Policies are exceeded by the aggregate of outstanding insured claims by the parties hereto, the parties shall agree on an equitable allocation of insurance proceeds based upon their respective bona fide claims. The parties agreed to use commercially reasonable efforts to maximize available coverage under the Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible




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parties in respect of an insured claim to the extent coverage limits under the
Policy have been exceeded or would be exceeded as a result of such insured claim.

        9.4. Agreement for Waiver of Conflict and Shared Defense. In the event that insured claims of ITT and/or the Company exist relating to the same occurrence, the parties shall jointly defend and, to the extent it is reasonable to do so, waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this paragraph 9.4 shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

        9.5. Cooperation. The parties agreed to use commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement (including, without limitation, in connection with Policies where ITT or the Company is a named or named additional insured party).

        9.6. Directors and Officers Liability Insurance. The Company agrees that from and after the date hereof it will maintain in full force and effect at its expense a policy or policies of directors liability insurance naming as an insured party each Designated Representative who may serve on the Board. Such policy or policies shall have the same terms and conditions and the same limits of liability as the directors liability insurance maintained by the Company for its other directors who serve concurrently with the Designated Representatives.

     10. Confidential Information. ITT and the Company hereby covenant and agree to hold in trust and confidence all Confidential Information relating to the other party or its Affiliates. For the purpose hereof, "Confidential Information" shall mean all non-public information not otherwise subject to a legally cognizable privilege from disclosure which is disclosed by either party to the other in connection with this Agreement. Confidential Information may include, without limitation, technical, economic and business data, know-how, flow sheets, drawings, business plans, computer software and databases and other similar materials. Without prejudice to the rights and remedies of any party to this Agreement, a party disclosing any Confidential Information to the other party shall be entitled to equitable relief including injunctive relief in order to protect its Confidential Information from unauthorized disclosure.

     11. Amendment. This Agreement may not be amended or modified in any respect except by a written agreement signed by the parties hereto.

     12. Waiver. No waiver by either party hereto of any term or condition of this Agreement, in any one or more instances, shall operate as a waiver of such term or condition at any other time.

     13. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity,



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

legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

     14. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

     15. Successors and Assigns; No Third-Party Beneficiaries. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary contained in this Agreement, ITT shall not have the right to freely assign, in whole or in part, this Agreement, except to other members of the ITT Group and except with respect to rights transferred to the Rights Transferee as expressly permitted hereunder. Except as otherwise provided herein, nothing contained in this Agreement, except as expressly set forth, is intended to confer upon any other Person, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies.

     16. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

     17. Remedies. The Company and ITT shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and ITT, in their sole discretion, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

     18. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given:
(a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:





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


     If to ITT:

           ITT Corporation
           777 Westchester Avenue
           White Plains, New York 10604
           Attn:  General Counsel
           Facsimile:  (914) 640-8260

     If to the Company:

           ITT Educational Services, Inc.
           5975 Castle Creek Parkway N. Drive
           P.O. Box 50466
           Indianapolis, Indiana 46250-0466
           Attn:  General Counsel
           Facsimile:  (317) 594-4301

           Any party may change its address for the purpose of this paragraph 18 by giving the other party written notice of its new address in the manner set forth above.

     19. Governing Law. The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders. All other issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Indiana or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Indiana.

     20. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                             *     *     *     *





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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                           ITT CORPORATION


                                           By__/s/ Alan M. Schnaid________

                                           Its__Vice President____________




                                           ITT EDUCATIONAL SERVICES, INC.


                                           By__/s/ Clark D. Elwood_______

                                           Its__Senior Vice President, General
                                             Counsel and Secretary





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